UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2013

W. P. CAREY INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-13779	45-4549771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Rockefeller Plaza, New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Current Report on Form 8-K (the “Form 8-K”) is incorporated by reference in this Item 1.01.

ITEM 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of July 31, 2013, W. P. Carey Inc. (“W. P. Carey” or the “Company”) entered into a Term Loan Credit Agreement by and among W. P. Carey, the other Borrowers set forth therein, all of which are subsidiaries of W. P. Carey (collectively, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Term Loan Agreement”).  The Term Loan Agreement provides for an unsecured term loan facility for the working capital needs of the Company and its subsidiaries and for other general corporate purposes (the “Term Loan”).  The aggregate principal amount of the Term Loan is $300 million.  The entire amount of the Term Loan was advanced on the effective date of the Term Loan Agreement and was used principally to pay off the outstanding balance under the Company’s existing unsecured revolving credit facility, which is part of the Existing Credit Agreement (as defined below).  The maturity date under the Term Loan Agreement is July 31, 2014, which may be extended, at the Company’s option, to December 28, 2015 pursuant to its terms.  As previously disclosed, the Company entered into an Amended and Restated Credit Agreement, dated as of February 17, 2012 with the Borrowers, the Lenders and Bank of America, N.A., as Administrative Agent (as amended, the “Existing Credit Agreement”), which has a maturity date of December 28, 2014 that may also be extended, at the Company’s option, to December 28, 2015 pursuant to its terms.

The Term Loan Agreement includes financial maintenance covenants, including a maximum total leverage ratio, maximum secured debt ratio, minimum equity value ratio, minimum fixed charge coverage ratio and minimum unsecured interest coverage ratio. The Term Loan Agreement also contains various affirmative and negative covenants applicable to W. P. Carey and the Borrowers, subject to materiality and other qualifications, baskets and exceptions as set forth in the Term Loan Agreement.  Obligations under the Term Loan Agreement may be declared immediately due and payable upon the occurrence of certain events of default as defined in the Term Loan Agreement.  The covenants and events of default contained in the Term Loan Agreement are substantially identical to the covenants contained in the Existing Credit Agreement.

Amounts extended to the Company under the Term Loan Agreement bear interest an annual rate equal to either: (i) the Eurocurrency Rate, or (ii) the Base Rate, in each case, plus the Applicable Rate (each as defined in the Term Loan Agreement). Currently, the Applicable Rate on Eurocurrency Rate loans ranges from 1.60% to 2.35% (based on LIBOR), and the Applicable Rate on Base Rate loans ranges from 0.60% to 1.35% (based on the “prime rate,” defined in the Term Loan Agreement). On the effective date of the Term Loan Agreement, the annual interest rate on the Term Loan was LIBOR plus 1.60%.

A copy of the Term Loan Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein. The description of the Term Loan Agreement above is qualified in its entirety by reference to the full text of the Term Loan Agreement.

W. P. Carey has a normal banking relationship with the Lenders.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1

Term Loan Credit Agreement, dated as of July 31, 2013, among W. P. Carey Inc. and Certain of its Subsidiaries identified therein as Borrowers, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent and the Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: August 5, 2013	By:	/s/ Catherine D. Rice
Catherine D. Rice
Managing Director